EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement on Form S-3 of the Vincam Group, Inc. of our report dated January 31, 1997 appearing on page F-1 of The Vincam Group, Inc's Amendment No. 1 to the Current Report on Form 8-K dated January 7, 1997 (Commission File No. 0-28148), relating to the financial statements of Staff Administrators, Inc. for each of the three years in the period ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in the prospectus constituting part of this Registration Statement on Form S-3.

EHRHARDT KEEFE STEINER & HOTTMAN PC

Denver, Colorado
January 26, 1998